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                                                                  EXHIBIT 99.2

[LOGO] ARMSTRONG

FOR RELEASE

Media Contact: Cam L. Collova           Investor Contact: Warren M. Posey
               VP, Corporate Relations                    Assistant Treasurer
               (717) 396-2169                             (717) 396-2216

               Tom Daly/David Kronfeld
               Kekst and Company
               (212) 521-4800

                                        For Immediate Release
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                           ARMSTRONG WORLD INDUSTRIES

                  RECEIVES DUTCH APPROVAL FOR DLW ACQUISITION;

                   COMPLETES ACQUISITION OF TRIANGLE PACIFIC

LANCASTER, PA, July 24, 1998 -- Armstrong World Industries, Inc. (NYSE:ACK) announced today that the Dutch antitrust authorities have cleared Armstrong's proposed acquisition of DLW Aktiengesellschaft (Frankfurt Stock Exchange: DLW), the third largest flooring company in Europe. This is the final antitrust clearance needed by Armstrong in order to complete the transaction.

Armstrong's tender offer to acquire all outstanding DLW shares at DM 350 per share, for a total equity value of DM 495 million (approximately $275 million), remains open until August 19, 1998. To complete the transaction, Armstrong is seeking to acquire at least 75% of the shares.

DLW, headquartered in Bietigheim-Bissingen, Germany, is the leading flooring manufacturer in Germany and the third largest in Europe. Total 1997 sales were DM 1,184 million (approximately $660 million). It has 4,400 employees.

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Armstrong today also announced that it has completed the acquisition of Triangle
Pacific Corporation (NASDAQ: TRIP). Armstrong received more than 95% of Triangle Pacific shares through its tender offer which expired on July 17, and was therefore able to complete the transaction through a short-form merger procedure. Armstrong offered $55.50 cash per Triangle Pacific share, for a total equity value of approximately $890 million.

Triangle Pacific, headquartered in Dallas, Texas, manufactures hardwood flooring and kitchen and bathroom cabinets. Fiscal year 1997 revenues were $652.9 million. It has a total of 5,400 employees.

Armstrong is a global leader in the design, innovation and manufacture of interior finishing solutions, most notably floors and ceilings. It is also a world leader in the innovation and manufacture of pipe insulation, gasket material and textile machine parts. Based in Lancaster, PA, Armstrong has approximately 10,600 employees worldwide. In 1997 its net sales totaled $2.2 billion.

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